EXHIBIT 99.1

Piedmont Office Realty Trust Reports Fourth Quarter and Annual 2018 Results
ATLANTA, February 5, 2019--Piedmont Office Realty Trust, Inc. ("Piedmont" or the "Company") (NYSE:PDM), an owner of Class A office properties in select sub-markets located primarily within eight major Eastern U.S. office markets, today announced its results for the quarter and year ended December 31, 2018.

Highlights for the Quarter and Year Ended December 31, 2018:

•
Reported net income applicable to common stockholders of $45.4 million, or $0.35 per diluted share, and $130.3 million, or $1.00 per diluted share, for the quarter and year ended December 31, 2018, respectively, as compared with $(31.4) million, or $(0.21) per diluted share, and $133.6 million, or $0.92 per diluted share, for the quarter and year ended December 31, 2017, respectively;

•	Achieved Core Funds From Operations ("Core FFO") of $0.45 and $1.73 per diluted share for the quarter and year ended December 31, 2018, respectively;

•	Reported a 9.2% and 6.5% increase in Same Store NOI- Cash Basis as compared to the quarter and year ended December 31, 2017, respectively;

•
Completed approximately 1.6 million square feet of leasing during the year ended December 31, 2018, including 256,000 square feet in the fourth quarter, with over 25% of the annual leasing related to vacant space;

•	Reported occupancy of the Company's in-service portfolio increased from 89.7% at December 31, 2017 to 93.3% at December 31, 2018;

•	Also during the fourth quarter:

◦	Sold the Company's last remaining West Coast asset, 800 North Brand Boulevard, and entered into a binding contract to sell a Washington, D.C. asset, One Independence Square;

◦	Acquired two assets totaling $122.7 million in strategic sub markets; and

◦	Repurchased 2.2 million shares of stock at an average share price of $17.13.
Commenting on the Company's results, Donald A. Miller, CFA, Chief Executive Officer, said, "We are very pleased with our fourth quarter transactional activity. We sold our last asset on the West Coast and used the proceeds to acquire two assets in our core markets, both at a substantial discount to replacement cost. In addition, we contracted to sell our largest non-core asset in Washington, D.C. which hits a number of strategic points for us - reducing our exposure to the southwest D.C. submarket, disposing of a fully stabilized asset with limited FFO growth potential, and freeing up capital to reduce our leverage level and/or invest accretively in other opportunities. We believe all of these capital allocation decisions during the fourth quarter will positively impact our 2019 results.”

Results for the Quarter ended December 31, 2018

Piedmont recognized net income applicable to common stockholders for the three months ended December 31, 2018 of $45.4 million, or $0.35 per diluted share, as compared with a net loss of $(31.4) million, or $(0.21) per diluted share, for the three months ended December 31, 2017. The difference between quarters primarily related to capital transactions in the respective periods. The current quarter's results include a $30.5 million, or $0.24 per diluted share, gain on sale primarily associated with the sale of 800 North Brand Boulevard, in Glendale, CA whereas the fourth quarter of 2017 included a $46.5 million, or $0.32 per diluted share, impairment loss associated with the sale of certain non-core assets in a 14-property portfolio. Additionally, the current quarter's results reflect increased operating income as a result of higher overall occupancy in the portfolio during the three months ended December 31, 2018.

Funds From Operations ("FFO") and Core FFO, which remove the impact of the impairment loss and gain on sale mentioned above (as well as depreciation and amortization), were both $0.45 per diluted share for the three months ended December 31, 2018, as compared with $0.42 per diluted share for the three months ended December 31, 2017, an increase of $0.03 per diluted share, despite significant net disposition activity since December 31, 2017. In addition to higher occupancy levels and increased rental rates, the increase in both FFO and Core FFO per diluted share is also attributable to a 15.7 million share decrease in our weighted average shares outstanding as a result of share repurchase activity pursuant to the Company's stock repurchase program during the year ended December 31, 2018.

Total revenues and property operating costs were $137.2 million and $55.2 million, respectively, for the three months ended December 31, 2018, compared to $139.4 million and $55.8 million, respectively, for the fourth quarter of 2017, with the decrease in both items primarily attributable to the net property sales mentioned above, substantially offset by increases due to increased rental rates and occupancy in the portfolio.

General and administrative expense was $8.2 million for the fourth quarter of 2018 compared to $7.5 million for the same period in 2017, with the $0.7 million increase primarily attributable to increased accruals for potential performance-based compensation.

Results for the Year ended December 31, 2018

Piedmont recognized net income applicable to common stockholders for the year ended December 31, 2018 of $130.3 million, or $1.00 per diluted share, as compared with net income of $133.6 million, or $0.92 per diluted share, for the year ended December 31, 2017. The year ended December 31, 2018 included approximately $75.7 million, or $0.58 per diluted share, of gains on sales of real estate assets, whereas the prior year included approximately $69.4 million, or $0.48 per diluted share, of gains on sales of real estate assets, net of an impairment loss. The current year results also reflect the positive impact of higher overall occupancy in the portfolio throughout the year ended December 31, 2018 as compared with the previous year.

Funds From Operations ("FFO") and Core FFO, which remove the impact of the gains on sales of real estate assets and impairment charge mentioned above (as well as depreciation and amortization), were $1.72 and $1.73 per diluted share, respectively for the year ended December 31, 2018, as compared with $1.75 per diluted share for both metrics for the year ended December 31, 2017. The decrease is attributable to approximately $850 million of net disposition activity that occurred during 2017 and 2018, offset by a 14.7 million share decrease in our weighted average shares outstanding as a result of share repurchase activity during the year ended December 31, 2018 pursuant to the Company's stock repurchase program.

Total revenues and property operating costs were $526.0 million and $209.3 million, respectively, for the year ended December 31, 2018, compared to $574.2 million and $222.4 million, respectively, for the year ended December 31, 2017, with the decrease in both items primarily attributable to the net disposition activity mentioned above, partially offset by increases due to increased rental rates and occupancy in the portfolio during 2018.

Leasing Update

The Company's completed leasing for the fourth quarter totaled approximately 256,000 square feet, with approximately 40% of that activity related to new tenant leases. Highlights included the following:

•	In Washington, D.C. - Bipartisan Policy Center renewed their 38,000 square foot lease through 2033 at 1225 Eye Street;

•
In Houston - Schlumberger Technology Corporation signed a new lease for an additional 28,000 square feet through 2028, bringing their total square footage at 1430 Enclave Parkway to over 250,000 square feet;

•
In Chicago - Utilities, Inc. signed a 27,000 square foot new lease through 2034 at 500 West Monroe Street and NNR Global Logistics USA, Inc. completed a new 10,000 square foot lease through 2030 at Two Pierce Place;

•	In Orlando - JPMorgan Chase Bank, N.A. executed a renewal and expansion totaling 26,000 square feet through 2025 at CNL Center I; and

•	In Boston - HERE North America executed a renewal totaling approximately 23,000 square feet through 2024 at 5&15 Wayside Road.

The Company's reported leased percentage and weighted average lease term were approximately 93.3% and 6.6 years, respectively, as of December 31, 2018, as compared to 89.7% and 6.5 years, respectively, as of December 31, 2017. Same Store NOI increased 9.2% on a cash basis and 5.2% on an accrual basis for the three months ended December 31, 2018 as compared to the three months ended December 31, 2017. With increased overall occupancy, Same Store NOI on a cash basis was favorably impacted by the expiration of several large lease abatements, and Same Store NOI on an accrual basis was additionally favorably impacted by the commencement of several large leases throughout the portfolio. Details outlining Piedmont's largest upcoming lease expirations, the status of certain major leasing activity, and a schedule of the largest lease abatement periods can be found in the Company's quarterly supplemental information package available at www.piedmontreit.com.

Transactional Update

Transactional activity during the fourth quarter included the following:

•
The value-add acquisition of 9320 Excelsior Boulevard in Minneapolis, MN, for $48.7 million, representing a substantial discount to replacement cost and estimated GAAP and cash yields of approximately 10%. 9320 Excelsior Boulevard is a 7-story, 268,000 square foot, Class AA office building built in 2010 that is in close proximity to other Piedmont properties. The building, which offers 20,000 square feet of on-site amenities, is currently 100% leased to Cargill, Inc. whose lease is scheduled to expire in 2023;

•
The acquisition of 25 Burlington Mall Road in Boston, MA for approximately $74.0 million. 25 Burlington Mall Road is a 6-story, approximately 288,000 square foot office building situated within one mile of over 800,000 square feet of shopping, dining and entertainment options, as well as Piedmont’s other Burlington sub-market holdings. The acquisition brings Piedmont’s market share of this Boston submarket’s Class A office space to approximately 40%. 25 Burlington Mall Road is approximately 89% leased to a diverse tenant roster anchored by Lahey Hospital & Medical Center and Bank of America Merrill Lynch; and

•	The sale of 800 North Brand Boulevard in Glendale, CA for approximately $160.0 million in total proceeds. The sale completed Piedmont’s exit from the West Coast.

Additionally during the three months ended December 31, 2018, Piedmont entered into a binding contract to sell the One Independence Square building located in the Southwest sub-market of Washington, D.C. The Company renovated the property in 2013, adding a rooftop deck, modern fitness facility and café, and has leased the building to 94% occupancy to multiple governmental tenants. Subject to customary closing conditions, the sale is expected to close during the first quarter of 2019 and follows the sale of the adjacent Two Independence Square building in 2017.

First Quarter 2019 Dividend Declaration

On February 5, 2019, the board of directors of Piedmont declared dividends for the first quarter of 2019 in the amount of $0.21 per share on its common stock to stockholders of record as of the close of business on February 28, 2019, payable on March 15, 2019.

Guidance for 2019

Based on management's expectations, the Company is introducing guidance for full-year 2019 as follows:

(in millions, except per share data)	Low		High
Net Income	$79	-	$83
Add:
Depreciation	110	-	114
Amortization	58	-	60
Less: Gain on Sale of Real Estate Assets	(28)	-	(30)
NAREIT and Core FFO applicable to common stock	$219	-	$227
NAREIT and Core FFO per diluted share	$1.74	-	$1.80

These estimates reflect management's view of current market conditions and incorporate certain economic and operational assumptions and projections but ignore the effect of any unannounced acquisition or disposition activity. Actual results could differ materially from these estimates based on a variety of factors, particularly the timing of any future acquisitions and dispositions as well as those factors discussed under "Forward Looking Statements" below.

Note that individual quarters may fluctuate on both a cash basis and an accrual basis due to lease commencements and expirations, abatement periods, the timing of repairs and maintenance, capital expenditures, capital markets activities, seasonal general and administrative expenses, accrued potential performance-based compensation expenses, and one-time revenue or expense events. In addition, the Company's guidance is based on information available to management as of the date of this release.

Non-GAAP Financial Measures

To supplement the presentation of the Company’s financial results prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), this release and the accompanying quarterly supplemental information as of and for the period ended December 31, 2018 contain certain financial measures that are not prepared in accordance with GAAP, including FFO, Core FFO, AFFO, Same Store NOI (cash and accrual basis), Property NOI (cash and accrual basis), EBITDAre, and Core EBITDA. Definitions and reconciliations of each of these non-GAAP measures to their most comparable GAAP metrics are included below and in the accompanying quarterly supplemental information.
Each of the non-GAAP measures included in this release and the accompanying quarterly supplemental financial information has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this release and the accompanying quarterly supplemental information may not be comparable to similarly titled measures disclosed by other companies, including other REITs. The Company may also change the calculation of any of the non-GAAP measures included in this news release and the accompanying supplemental financial information from time to time in light of its then existing operations.

Conference Call Information

Piedmont has scheduled a conference call and an audio web cast for Wednesday, February 6, 2018 at 10:00 A.M. Eastern time. The live audio web cast of the call may be accessed on the Company's website at www.piedmontreit.com in the Investor Relations section. Dial-in numbers are (866) 682-6100 for participants in the United States and Canada and (862) 298-0702 for international participants. A replay of the conference call will be available through 10 A.M. Eastern time on February 20, 2019, and may be accessed by dialing (877) 481-4010 for participants in the United States and Canada and (919) 882-2331 for international participants, followed by conference identification code 41973. A web cast replay will also be available after the conference call in the Investor Relations section of the Company's website. During the audio web cast and conference call, the Company's management team will review fourth quarter and annual 2018 performance, discuss recent events, and conduct a question-and-answer period.

Supplemental Information

Quarterly supplemental information as of and for the period ended December 31, 2018 can be accessed on the Company`s website under the Investor Relations section at www.piedmontreit.com.

About Piedmont Office Realty Trust

Piedmont Office Realty Trust, Inc. (NYSE: PDM) is an owner, manager, developer, and operator of high-quality, Class A office properties in select sub-markets located primarily within eight major U.S. office markets. Its geographically-diversified, almost $5 billion portfolio is currently comprised of approximately 17 million square feet. The Company is a fully-integrated, self-managed real estate investment trust (REIT) with local management offices in each of its major markets and is investment-grade rated by Standard & Poor’s (BBB) and Moody’s (Baa2). For more information, see www.piedmontreit.com.

Forward Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of the Company`s performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "believe," "continue" or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this press release include the expected sale of One Independence Square, and the Company's estimated range of Net Income, Depreciation, Amortization, Gain on Sale of Real Estate Assets, NAREIT FFO/Core FFO and NAREIT FFO/Core FFO per diluted share for the year ending December 31, 2019.

The following are some of the factors that could cause the Company`s actual results and its expectations to differ materially from those described in the Company`s forward-looking statements: Economic, regulatory, socio-economic and/or technology changes (including accounting standards) that impact the real estate market generally, or that could affect patterns of use of commercial office space; the impact of competition on our efforts to renew existing leases or re-let space on terms similar to existing leases; changes in the economies and other conditions affecting the office sector in general and the specific markets in which we operate; lease terminations or lease defaults, particularly by one of our large lead tenants; adverse market and economic conditions, including any resulting impairment charges on both our long-lived assets or goodwill resulting therefrom; the success of our real estate strategies and investment objectives, including our ability to identify and consummate suitable acquisitions and divestitures; the illiquidity of real estate investments, including regulatory restrictions to which REITS are subject and the resulting impediment on our ability to quickly respond to adverse changes in the performance of our properties; the risks and uncertainties associated with our acquisition and disposition of properties, many of which risks and uncertainties may not be known at the time of acquisition or disposition; development and construction delays and resultant increased costs and risks; our real estate development strategies may not be successful; future acts of terrorism in any of the major metropolitan areas in which we own properties, or future cybersecurity attacks against us or any of our tenants; costs of complying with governmental laws and regulations; additional risks and costs associated with directly managing properties occupied by government tenants; significant price and volume fluctuations in the public markets, including on the exchange which we listed our common stock; the effect of future offerings of debt or equity securities or changes in market interest rates on the value of our common stock; changes in the method pursuant to which the LIBOR rates are determined and the potential phasing out of LIBOR after 2021; uncertainties associated with environmental and other regulatory matters; potential changes in political environment and reduction in federal and/or state funding of our governmental tenants, including an increased risk of default by government tenants during periods in which state or federal governments are shut down or on furlough; any change in the financial condition of any of our large lead tenants; changes in the financial condition of our tenants directly or indirectly resulting from the United Kingdom’s referendum to withdraw from the European Union; the effect of any litigation to which we are, or may become, subject; changes in tax laws impacting REITs and real estate in general, as well as our ability to continue to qualify as a REIT under the Internal Revenue Code of 1986 (the “Code”); the future effectiveness of our internal controls and procedures; and other factors, including the risk factors discussed under Item 1A. of Piedmont’s Annual Report on Form 10-K for the year ended December 31, 2017.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Research Analysts/ Institutional Investors Contact:
Eddie Guilbert
770-418-8592
research.analysts@piedmontreit.com

Shareholder Services/Transfer Agent Services Contact:
Computershare, Inc.
866-354-3485
investor.services@piedmontreit.com

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets
Unaudited (in thousands)

	December 31, 2018	December 31, 2017

Assets:
Real estate assets, at cost:
Land	$507,422	$490,625
Buildings and improvements	3,077,189	2,927,289
Buildings and improvements, accumulated depreciation	(772,093)	(683,770)
Intangible lease assets	165,067	176,950
Intangible lease assets, accumulated amortization	(87,391)	(99,145)
Construction in progress	15,848	11,344
Real estate assets held for sale, gross	159,005	832,001
Real estate assets held for sale, accumulated depreciation and amortization	(48,453)	(270,552)
Total real estate assets	3,016,594	3,384,742
Amounts due from unconsolidated joint ventures	—	10
Cash and cash equivalents	4,571	7,382
Tenant receivables, net of allowance for doubtful accounts	10,800	12,139
Straight line rent receivables	162,589	144,469
Restricted cash and escrows	1,463	1,373
Prepaid expenses and other assets	25,356	20,778
Goodwill	98,918	98,918
Interest rate swaps	1,199	688
Deferred lease costs, gross	433,759	425,295
Deferred lease costs, accumulated depreciation	(183,611)	(180,120)
Other assets held for sale, gross	23,237	104,462
Other assets held for sale, accumulated depreciation	(2,446)	(20,169)
Total assets	$3,592,429	$3,999,967
Liabilities:
Unsecured debt, net of discount and unamortized debt issuance costs	$1,495,121	$1,535,311
Secured debt, net of premiums and unamortized debt issuance costs	190,351	191,616
Accounts payable, accrued expenses, dividends payable, and accrued capital expenditures	129,491	216,653
Deferred income	28,779	29,582
Intangible lease liabilities, less accumulated amortization	35,708	38,458
Interest rate swaps	839	1,478
Other liabilities held for sale, net	—	380
Total liabilities	1,880,289	2,013,478
Stockholders' equity :
Common stock	1,262	1,424
Additional paid in capital	3,683,186	3,677,360
Cumulative distributions in excess of earnings	(1,982,542)	(1,702,281)
Other comprehensive income	8,462	8,164
Piedmont stockholders' equity	1,710,368	1,984,667
Non-controlling interest	1,772	1,822
Total stockholders' equity	1,712,140	1,986,489
Total liabilities and stockholders' equity	$3,592,429	$3,999,967

Number of shares of common stock outstanding as of end of period	126,219	142,359

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands, except for per share data)

	Three Months Ended		Year Ended
	12/31/2018	12/31/2017	12/31/2018	12/31/2017
Revenues:
Rental income	$107,387	$109,726	$411,667	$455,125
Tenant reimbursements	24,532	24,764	92,743	98,139
Property management fee revenue	391	356	1,450	1,735
Other property related income	4,875	4,598	20,107	19,174
Total revenues	137,185	139,444	525,967	574,173
Expenses:
Property operating costs	55,163	55,806	209,338	222,441
Depreciation	26,844	28,461	107,956	119,288
Amortization	16,477	17,515	63,295	75,367
Impairment loss on real estate assets	—	46,461	—	46,461
General and administrative	8,226	7,451	29,713	29,319
Total operating expenses	106,710	155,694	410,302	492,876
Real estate operating income	30,475	(16,250)	115,665	81,297
Other income (expense):
Interest expense	(15,729)	(15,463)	(61,023)	(68,124)
Other income	158	429	1,638	657
Equity in income of unconsolidated joint ventures	—	(27)	—	3,845
Loss on extinguishment of debt	—	—	(1,680)	—
Gain/(loss) on sale of real estate assets	30,505	(77)	75,691	115,874
Total other income/(expense)	14,934	(15,138)	14,626	52,252
Net income	45,409	(31,388)	130,291	133,549
Plus: Net loss applicable to noncontrolling interest	1	5	5	15
Net income/ (loss) applicable to Piedmont	$45,410	$(31,383)	$130,296	$133,564
Weighted average common shares outstanding - diluted*	128,811	144,503	130,636	145,380
Per Share Information -- diluted:
Net income/ (loss) applicable to common stockholders	$0.35	$(0.21)	$1.00	$0.92
*Number of shares of common stock outstanding as of end of period	126,219	142,359	126,219	142,359

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations
Unaudited (in thousands, except for per share data)

	Three Months Ended		Year Ended
	12/31/2018	12/31/2017	12/31/2018	12/31/2017
GAAP net income/ (loss) applicable to common stock	$45,410	$(31,383)	$130,296	$133,564
Depreciation of real estate assets(1) (2)	26,582	28,242	107,113	118,577
Amortization of lease-related costs(1)	16,462	17,499	63,235	75,327
Impairment loss on real estate assets	—	46,461	—	46,461
(Gain)/loss on sale of real estate assets (1)	(30,505)	77	(75,691)	(119,557)
NAREIT Funds From Operations applicable to common stock*	57,949	60,896	224,953	254,372
Acquisition costs	—	—	—	6
Loss on extinguishment of debt	—	—	1,680	—
Core Funds From Operations applicable to common stock*	57,949	60,896	226,633	254,378
Amortization of debt issuance costs, fair market adjustments on notes payable, and discount on Unsecured Senior Notes	522	604	2,083	2,496
Depreciation of non real estate assets	255	212	813	809
Straight-line effects of lease revenue (1)	(2,491)	(5,553)	(13,980)	(21,492)
Stock-based and other non-cash compensation	3,066	1,937	7,528	6,139
Net effect of amortization of below-market in-place lease intangibles (1)	(1,979)	(1,685)	(7,615)	(6,575)
Acquisition costs	—	—	—	(6)
Non-incremental capital expenditures (3)	(16,597)	(13,463)	(44,004)	(35,437)
Adjusted funds from operations applicable to common stock*	$40,725	$42,948	$171,458	$200,312
Weighted average common shares outstanding - diluted**	128,811	144,503	130,636	145,380
Funds from operations per share (diluted)	$0.45	$0.42	$1.72	$1.75
Core funds from operations per share (diluted)	$0.45	$0.42	$1.73	$1.75

**Number of shares of common stock outstanding as of end of period	126,219	142,359	126,219	142,359

(1) Includes adjustments for consolidated properties and for our proportionate share of amounts attributable to unconsolidated joint ventures.
(2) Excludes depreciation of non real estate assets.
(3) Capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives incurred to lease space that was vacant at acquisition, leasing costs for spaces vacant for greater than one year, leasing costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building and renovations that change the underlying classification of a building are excluded from this measure.

*Definitions:

Funds From Operations ("FFO"): The Company calculates FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property and impairment losses, adding back depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that FFO is helpful to investors as a supplemental performance measure because it excludes the effects of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. The Company also believes that FFO can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of FFO may not be comparable to that of such other REITs.

Core Funds From Operations ("Core FFO"): The Company calculates Core FFO by starting with FFO, as defined by NAREIT, and adjusting for gains or losses on the extinguishment of swaps and/or debt, acquisition-related expenses (that are not capitalized) and any significant non-recurring items. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to the Company’s core business operations. As a result, the Company believes that Core FFO can help facilitate comparisons of operating performance between periods and provides a more meaningful predictor of future earnings potential. Other REITs may not define Core FFO in the same manner as the Company; therefore, the Company’s computation of Core FFO may not be comparable to that of other REITs.

Adjusted Funds From Operations ("AFFO"): The Company calculates AFFO by starting with Core FFO and adjusting for non-incremental capital expenditures and acquisition-related costs (that are not capitalized) and then adding back non-cash items including: non-real estate depreciation, straight-lined rents and fair value lease adjustments, non-cash components of interest expense and compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures. AFFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that AFFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments. Other REITs may not define AFFO in the same manner as the Company; therefore, the Company’s computation of AFFO may not be comparable to that of other REITs.

Piedmont Office Realty Trust, Inc.
EBITDAre, Core EBITDA, Property Net Operating Income (Cash and Accrual), Same Store Net Operating Income (Cash and Accrual)
Unaudited (in thousands)

	Cash Basis		Accrual Basis
	Three Months Ended		Three Months Ended
	12/31/2018	12/31/2017	12/31/2018	12/31/2017

GAAP net income/ (loss) applicable to common stock	45,410	(31,383)	45,410	(31,383)
Net loss applicable to noncontrolling interest	(1)	(5)	(1)	(5)
Interest expense	15,729	15,463	15,729	15,463
Depreciation (1)	26,837	28,454	26,837	28,454
Amortization (1)	16,462	17,499	16,462	17,499
Impairment loss on real estate assets	—	46,461	—	46,461
(Gain)/loss on sale of real estate assets (1)	(30,505)	77	(30,505)	77
EBITDAre	73,932	76,566	73,932	76,566
Net loss from casualty events	—	(57)	—	(57)
Core EBITDA*	73,932	76,509	73,932	76,509
General & administrative expenses (1)	8,226	7,466	8,226	7,466
Management fee revenue	(181)	(161)	(181)	(161)
Other income/ (expense) (1)	57	(156)	57	(156)
Straight line effects of lease revenue (1)	(2,491)	(5,553)
Amortization of lease-related intangibles (1)	(1,979)	(1,685)
Property NOI*	77,564	76,420	82,034	83,658
Net operating income from:
Acquisitions	(2,178)	(23)	(2,569)	(27)
Dispositions	(4,774)	(9,859)	(3,567)	(9,827)
Other investments(2)	(633)	(2,442)	(711)	(2,339)
Same Store NOI *	69,979	64,096	75,187	71,465
Change period over period in Same Store NOI	9.2%	N/A	5.2%	N/A

Piedmont Office Realty Trust, Inc.
EBITDAre, Core EBITDA, Property Net Operating Income (Cash and Accrual), Same Store Net Operating Income (Cash and Accrual)
Unaudited (in thousands)

	Cash Basis		Accrual Basis
	Year Ended		Year Ended
	12/31/2018	12/31/2017	12/31/2018	12/31/2017

GAAP net income applicable to common stock	$130,296	$133,564	$130,296	$133,564
Net loss applicable to noncontrolling interest	(5)	(15)	(5)	(15)
Interest expense	61,023	68,124	61,023	68,124
Depreciation (1)	107,927	119,386	107,927	119,386
Amortization (1)	63,235	75,327	63,235	75,327
Impairment loss on real estate assets	—	46,461	—	46,461
Gain on sale of real estate assets (1)	(75,691)	(119,557)	(75,691)	(119,557)
EBITDAre	286,785	323,290	286,785	323,290
Loss on extinguishment of debt	1,680	—	1,680	—
Acquisition costs	—	6	—	6
Net loss from casualty events	—	—	—	—
Core EBITDA*	288,465	323,296	288,465	323,296
General & administrative expenses (1)	29,713	29,374	29,713	29,374
Management fee revenue	(712)	(922)	(712)	(922)
Other (income)/expense (1)	(418)	(303)	(418)	(303)
Straight line effects of lease revenue (1)	(13,980)	(21,492)
Amortization of lease-related intangibles (1)	(7,615)	(6,575)
Property NOI*	295,453	323,378	317,048	351,445
Net operating income from:
Acquisitions	(4,718)	(23)	(5,993)	(27)
Dispositions	(13,841)	(58,177)	(11,396)	(54,650)
Other investments(2)	(3,730)	(8,718)	(4,021)	(9,418)
Same Store NOI *	$273,164	$256,460	$295,638	$287,350
Change period over period in Same Store NOI	6.5%	N/A	2.9%	N/A

(1) Includes amounts attributable to consolidated properties and our proportionate share of amounts attributable to unconsolidated joint ventures.
(2)Other investments consist of our investments in unconsolidated joint ventures, active redevelopment and development projects, land, and recently completed redevelopment and development projects for which some portion of operating expenses were capitalized during the current or prior reporting periods. The operating results from 500 TownPark in Lake Mary, Florida, and Two Pierce Place in Itasca, IL are included in this line item.

*Definitions:

EBITDAre: The Company calculates EBITDAre in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines EBITDAre as net income (computed in accordance with GAAP) adjusted for gains or losses from sales of property, impairment losses, depreciation on real estate assets, amortization on real estate assets, interest expense and taxes, along with the same adjustments for unconsolidated partnerships and joint ventures. Some of the adjustments mentioned can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. EBITDAre is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that EBITDAre is helpful to investors as a supplemental performance measure because it provides a metric for understanding the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization) and capitalization and capital structure expenses (such as interest expense and taxes). The Company also believes that EBITDAre can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define EBITDAre in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of EBITDAre may not be comparable to that of such other REITs.

Core EBITDA: The Company calculates Core EBITDA as net income (computed in accordance with GAAP) before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property and other significant infrequent items that create volatility within our earnings and make it difficult to determine the earnings generated by our core ongoing business. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core EBITDA is helpful to investors as a supplemental performance measure because it provides a metric for understanding the performance of the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization), as well as items that are not part of normal day-to-day operations of the Company’s business. Other REITs may not define Core EBITDA in the same manner as the Company; therefore, the Company’s computation of Core EBITDA may not be comparable to that of other REITs.

Property Net Operating Income ("Property NOI"): The Company calculates Property NOI by starting with Core EBITDA and adjusting for general and administrative expense, income associated with property management performed by Piedmont for other organizations and other income or expense items for the Company, such as interest income from loan investments or costs from the pursuit of non-consummated transactions. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Property NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Property NOI is helpful to investors as a supplemental comparative performance measure of income generated by its properties alone without the administrative overhead of the Company. Other REITs may not define Property NOI in the same manner as the Company; therefore, the Company’s computation of Property NOI may not be comparable to that of other REITs.

Same Store Net Operating Income ("Same Store NOI"): The Company calculates Same Store NOI as Property NOI attributable to the properties for which the following criteria were met during the entire span of the current and prior year reporting periods: (i) they were owned, (ii) they were not under development / redevelopment, and (iii) none of the operating expenses for which were capitalized. Same Store NOI also excludes amounts attributable to unconsolidated joint venture and land assets. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other REITs may not define Same Store NOI in the same manner as the Company; therefore, the Company’s computation of Same Store NOI may not be comparable to that of other REITs.